      EXHIBIT 23.1

CONSENT OF INDEPENDENT AUDITORS

     We consent to the incorporation by reference in the Registration Statement (Form S-8 No. 33-61055) pertaining to the Michaels Stores, Inc. Employees 401(k) Plan of our report dated June 9, 2003, with respect to the financial statements and schedules of the Michaels Stores, Inc. Employees 401(k) Plan included in this Annual Report (Form 11-K) for the year ended December 31, 2002.

/s/ Ernst & Young LLP

ERNST & YOUNG LLP
Dallas, Texas June 27, 2003